                                                                                                                 Exhibit 99.1

                                 MEDIMMUNE REPORTS 2002 FOURTH QUARTER AND YEAR-END RESULTS

                              -2002 Total Revenue Increased 37 Percent to a Record $848 Million-

2002 Highlights
o        Worldwide Synagis® (palivizumab) sales up 29 percent to $668 million
o        Ethyol® (amifostine) sales exceeded $80 million
o        FluMist™ receives favorable recommendation from FDA Advisory Panel
o        Positive Phase 3 data for Synagis® in congenital heart disease infants submitted to FDA
o        MedImmune Vaccines, Inc. created through $1.6 billion acquisition of Aviron
o        Three new preclinical programs in-licensed
o        Synagis approved and launched in Japan and Canada
o        Construction of new headquarters and FluMist manufacturing facilities initiated
o        MedImmune Ventures, Inc. established

GAITHERSBURG, MD, January 30, 2003 - MedImmune, Inc. (Nasdaq: MEDI) today announced that total revenue for the fourth quarter of 2002 increased 30 percent to $382 million, driving revenue to $848 million for the full year ended December 31,
2002.  Revenue growth was due primarily to the continued success of Synagis, the company's flagship product used to prevent respiratory syncytial virus (RSV) in high-risk infants.  Worldwide sales of Synagis in 2002 were $668 million, a 29-percent increase over 2001 sales of $516 million.  For the 2002 fourth quarter, worldwide sales of Synagis increased 25 percent to
$312 million from $250 million in the 2001 period.  Sales of Ethyol, the company's first oncology product, exceeded $80 million during 2002 and $25 million in the 2002 fourth quarter.  In 2001, MedImmune recorded Ethyol revenues of $20 million
and $14 million for the year and fourth quarter, respectively.   Other revenue in the fourth quarter of 2002 included $25
million related to compensation for 2002 FluMist manufacturing costs from Wyeth, the company's co-promotion partner for the product.

"We made substantial progress in 2002 toward our long-term goals," stated David M. Mott, chief executive officer. "Product sales increased 36 percent; we completed the acquisition and integration of a vaccine company that provides us with our next potential blockbuster product, FluMist; we completed a successful Phase 3 trial with Synagis in children with congenital heart disease; we added three new programs to our preclinical pipeline; and we broke ground on a number of construction projects, including our new headquarters and research and development facility, as well as a new production facility for FluMist."

Mr. Mott added, "In 2003, we look forward to launching FluMist, moving into Phase 3 with our human papillomavirus vaccine for the prevention of cervical cancer, and taking two programs from our preclinical pipeline forward into clinical trials.
We expect to achieve a major financial milestone for MedImmune in 2003 with revenues exceeding $1 billion for the first time, reflecting revenue growth of 24 percent to 30 percent.  We also expect our earnings to more than double in 2003."

For the fourth quarter 2002, MedImmune reported net earnings of $85 million, or $0.33 per diluted share.  For the year ended December 31, 2002, MedImmune reported a loss of $1.1 billion or $4.40 per share.  This loss reflects the impact of a
$1.2 billion in-process research and development charge associated with the purchase of MedImmune Vaccines (formerly known as Aviron), as well as the inclusion of MedImmune Vaccines' operations in MedImmune's results as of January 10, 2002.  In
2001, MedImmune reported net earnings of $99 million, or $0.45 per diluted share, for the fourth quarter, and $149 million, or $0.68 per diluted share for the year.

Adjusted Results
MedImmune also announced "adjusted" results for 2002, which exclude certain amounts associated with the acquisition of
MedImmune Vaccines.  MedImmune computes "adjusted" earnings by adding back amounts that are related to the acquisition of
MedImmune Vaccines, including: the in-process research and development charge; amortization of intangible assets;
compensation expense associated with the assumption and vesting of unvested stock options, retention and severance payments; and amortization of premium on convertible subordinated notes.  MedImmune believes the "adjusted" results are more indicative of the underlying trends in the operations of the business, and will continue to provide "adjusted" results in addition to reporting earnings computed in accordance with generally accepted accounting principles (GAAP).  The accompanying schedules present the reconciliation from GAAP results to "adjusted" results, with additional details included in the notes to those schedules.

Fourth Quarter Adjusted Earnings
For the 2002 fourth quarter, MedImmune's adjusted net earnings were $92 million, or $0.36 per diluted share.

Gross margins on product sales for the 2002 fourth quarter were 76 percent versus 77 percent in the 2001 fourth quarter, reflecting the cost of additional royalty payments related to domestic Synagis sales in 2002, partially offset by manufacturing cost reductions for Synagis.

Research and development expenses rose to $30 million in the 2002 fourth quarter from $21 million last year.  The increases were due largely to the inclusion of MedImmune Vaccines' activities and gaining access to various technologies and intellectual property to advance our pipeline.

Selling, general and administrative costs in the fourth quarter of 2002 increased to $102 million from $67 million in the
2001 period, due primarily to increased co-promotion expenses for Synagis, the acquisition of MedImmune Vaccines, and higher marketing expenses for Synagis and Ethyol.

Other operating expenses in the fourth quarter of 2002 were $26 million compared to $2 million in the fourth quarter last year.  In addition to pre-production expenses for FluMist, other operating expenses included a $13 million charge for the write-off of plasma manufacturing assets due to the outsourcing of CytoGam manufacturing activities.

The number of shares used in computing basic and diluted earnings per share increased by approximately 34 million primarily due to shares issued for the acquisition of MedImmune Vaccines.

Adjusted Earnings for the Year 2002
MedImmune's adjusted earnings for 2002 were $107 million, or $0.42 per diluted share.

Gross margins on product sales for 2002 were 74 percent, down two percentage points from the comparable period last year, largely due to the additional royalty payments in 2002 related to domestic Synagis sales.

Research and development expenses rose to $135 million in 2002 from $83 million in the 2001 year, largely due to the inclusion of MedImmune Vaccines' activities, gaining access to various technologies and intellectual property to advance our pipeline, and the progress of the research pipeline over the course of 2002.

Selling, general and administrative costs in 2002 increased to $287 million from $195 million in the 2001 period due primarily to: the acquisition of MedImmune Vaccines; increased co-promotion expenses for Synagis; higher sales and marketing expenses for Synagis and Ethyol; increases in infrastructure costs to support the growth of the business; and
costs associated with the settlement of a contractual dispute.

Other operating expenses in 2002 were $79 million compared to $10 million in the 2001 period, primarily due to costs associated with the manufacture of FluMist and the fixed asset write-off associated with the outsourcing of CytoGam manufacturing activities during the fourth quarter.

Results for the year also reflect approximately $14 million in impairment losses on certain equity investments that were affected by the downward movement in the capital markets during 2002.

The number of shares used in computing basic and diluted earnings per share increased by approximately 33 million primarily due to shares issued for the acquisition of MedImmune Vaccines.

Cash and marketable securities at December 31, 2002 were $1.4 billion compared to $778 million at December 31, 2001, primarily reflecting cash and securities received as a part of the acquisition of MedImmune Vaccines and positive cash flow from operations.

Looking Ahead in 2003
The following forward-looking information is being provided as a convenience to investors.  The guidance and objectives provided below are projections and assume the continued growth and success of MedImmune's existing business, including sales of Synagis and Ethyol, as well as the approval of FluMist by the FDA in the second quarter of 2003 and the subsequent initiation of sales of FluMist in the U.S. in the second half of 2003 and progress on MedImmune's pipeline.  Investors should note that sales of Synagis occur primarily during the fourth and first calendar quarters when RSV is most prevalent in the Northern Hemisphere, and that sales of FluMist are expected to primarily occur in the second half of the year, which is the most common time for yearly influenza vaccinations.  The company's quarterly results are expected to reflect this
seasonality for its marketed products.   The projections provided here are provided on an "adjusted" basis, except where specifically identified as GAAP.  Further, the projections are based upon numerous assumptions, many of which MedImmune cannot control and which may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described herein.  Please refer to the Disclosure Notice below.

Guidance for the year ending December 31, 2003
o        Adjusted earnings per diluted share: $0.88 to $0.93 (110% to 121% growth over 2002)
o        GAAP earnings per diluted share: $0.84 to $0.89
o        Total revenue of $1.05 to $1.1 billion (24% to 30% growth over 2002)
         -       Projected product sales growth: 21% to 25% over 2002
         -       Projected growth of Synagis: 16% to 20% over 2002
         -       Projected growth of Ethyol: 20% to 25% over 2002
         -       Total FluMist revenue (product sales and other revenue from milestones and royalties): $120 million to $140 million
o        Gross margins: approximately 71% of product sales
o        Research and development expense: projected to range from $140 million to $145 million
o        Selling, general and administrative: projected to be 32% to 33% of product sales
o        Other expenses: projected to range from $17 million to $20 million
o        Tax rate: approximately 37%

Guidance for the quarter ending March 31, 2003
o        Adjusted earnings per diluted share: $0.40 to $0.43 (38% to 48% growth over 2002)
o        GAAP earnings per diluted share: $0.38 to $0.41
o        Total revenue: $410 million to $425 million (24% to 29% growth over 2002)

Conference Call and Webcast
MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on
Thursday, January 30, 2003 at 8:00 a.m. ET. The live webcast may be accessed on MedImmune's website at www.medimmune.com.
A replay of the webcast will also be available via our website until February 6, 2003.  An audio replay of the webcast will be available beginning at 11:00 a.m. ET on January 30, 2003 until midnight February 6, 2003 by calling (888) 286-8010. The pass code for the audio replay is 71815.

About MedImmune
MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer.  MedImmune actively markets three products, Synagis®
(palivizumab), Ethyol® (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing.  MedImmune employs approximately 1,600 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the
Netherlands. For more information on MedImmune, visit the company's website at www.medimmune.com.

Synagis® is marketed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus in pediatric patients at high risk of RSV disease, which is prominent in the Northern Hemisphere from October through May (see
full prescribing information at www.medimmune.com).   Ethyol® is marketed for the reduction of both cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer or non-small cell lung cancer ("NSCLC") and moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid (see full prescribing information
at www.medimmune.com).   CytoGam® is marketed for the prophylaxis against cytomegalovirus disease associated with transplantation of kidney, lung, liver, pancreas, and heart (see full prescribing information at www.medimmune.com).

FluMist™ is MedImmune's investigational live attenuated intranasal influenza vaccine currently under review by the U.S. Food and Drug Administration.

DISCLOSURE NOTICE:  The information contained in this document is as of January 30, 2003, and will not be updated as a result of new information or future events.  This document contains forward - looking statements regarding MedImmune's future financial performance and business prospects.  Those statements involve substantial risks and uncertainties.  You can identify those statements by the fact that they contain words such as "anticipate," "believe," "estimate," "expect,"
"intend," "project" or other terms of similar meaning.  Those statements reflect management's current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects.  Consequently, actual results may differ materially from those projected in the forward - looking statements.  Among the factors that could cause actual results to differ materially are: seasonal demand for and continued supply of our principal product,
Synagis; whether FluMist receives clearance by the Food and Drug Administration and, if it does, whether it will be successfully launched at a favorable price; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune's Annual Report on Form 10-K for the year ended December 31, 2001 and in its periodic reports on Forms 10-Q and 8-K  filed with the U.S. Securities and Exchange
Commission.  MedImmune cautions that RSV disease occurs primarily during the winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future.  MedImmune is also developing several products (including
FluMist) for potential future marketing.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

                                                      - Tables Follow -

MedImmune, Inc.
Condensed Consolidated Statements of Operations (1)
(in thousands, except per share data)

                                                           Three Months Ended December 31     Year Ended December 31,
                                                              ----------    ---------       ------------     ----------
                                                                 2002          2001              2002           2001
                                                              ----------    ---------       ------------     ----------
Revenues:                                                            (Unaudited)
     Product sales                                            $  348,730    $ 276,021       $    785,961     $  579,529
     Other revenue                                                33,020       16,682             61,778         39,150
                                                              ----------    ---------       ------------     ----------
                                                                 381,750      292,703            847,739        618,679
                                                              ----------    ---------       ------------     ----------
Costs and expenses:
     Cost of sales                                                83,112       62,437            200,927        138,707
     Research and development                                     33,714       21,369            144,150         82,985
     Selling, general and administrative                         105,132       66,671            299,323        194,841
     Other operating expenses                                     31,918        1,937            100,029          9,606
     Acquired in-process research and development                    -            -            1,179,321              -
                                                              ----------    ---------       ------------     ----------
                                                                 253,876      152,414          1,923,750        426,139
                                                              ----------    ---------       ------------     ----------

Interest income, net                                              10,028        7,955             40,245         35,926
Loss on investment activities                                     (3,408)         -              (14,074)             -
                                                              ----------    ---------       ------------     ----------

Earnings (loss) before income taxes                              134,494      148,244         (1,049,840)       228,466
Provision for income taxes                                        49,903       49,738             48,175         79,506
                                                              ----------    ---------       ------------     ----------

Net earnings (loss)                                           $   84,591    $  98,506       $ (1,098,015)     $ 148,960
                                                              ==========    =========       ============     ==========

Basic earnings (loss) per share                               $     0.34    $    0.46       $     (4.40)     $     0.70
                                                              ==========    =========       ============     ==========

Shares used in computing basic earnings (loss) per share         251,078      214,273            249,625        213,378
                                                              ==========    =========       ============     ==========

Diluted earnings (loss) per share                                 $ 0.33    $    0.45       $      (4.40)    $     0.68
                                                              ==========    =========       ============     ==========

Shares used in computing diluted earnings (loss) per share       255,297      220,582            249,625        220,101
                                                              ==========    =========       ============     ==========

Note:
(1)    As of January 10, 2002, the company has included the results of operations for MedImmune Vaccines, Inc., formerly Aviron, which was acquired through an exchange offer and merger transaction valued at $1.6 billion.

MedImmune, Inc.
Adjusted Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

                                                     Three Months Ended December 31, 2002        Three Months Ended
                                                              Acquisition-related                 December 31, 2001
                                                  Historical(1)  Adjustments(2)      Adjusted        Historical
                                                 -------------  ---------------   -----------      --------------

Revenues:
     Product sales                                 $   348,730    $     -         $   348,730        $   276,021
     Other revenue                                      33,020          -              33,020             16,682
                                                   -----------    ---------       -----------        -----------
                                                       381,750          -             381,750            292,703
                                                   -----------    ---------       -----------        -----------
Costs and expenses:
     Cost of  sales                                     83,112          -              83,112             62,437
     Research and development                           33,714       (3,730)(3)        29,984             21,369
     Selling, general and administrative               105,132       (3,225)(4)       101,907             66,671
     Other operating expenses                           31,918       (6,366)(5)        25,552              1,937
                                                   -----------    ---------       -----------        -----------
                                                       253,876      (13,321)          240,555            152,414
                                                   -----------    ---------       -----------        -----------

Interest income, net                                    10,028         (466)(6)         9,562              7,955
Loss on investment activities                           (3,408)         -              (3,408)                 -
                                                   -----------    ---------       -----------        -----------

Earnings before income taxes                           134,494       12,855           147,349            148,244
Provision for income taxes                              49,903        5,296            55,199             49,738
                                                   -----------    ---------       -----------        -----------
Net earnings                                       $    84,591    $   7,559       $    92,150        $    98,506
                                                   ===========    =========       ===========        ===========

Basic earnings per share                           $      0.34    $    0.03       $      0.37        $      0.46
                                                   ===========    =========       ===========        ===========

Shares used in computing basic earnings per share      251,078                        251,078            214,273
                                                   ===========                    ===========        ===========

Diluted earnings per share                         $      0.33    $    0.03       $      0.36        $      0.45
                                                   ===========    =========       ===========        ===========

Shares used in computing diluted earnings per share    255,297                        255,297            220,582
                                                   ===========                    ===========        ===========

Notes:
(1)      Historical results were prepared in accordance with accounting principles generally accepted in the United States of
         America and include the results of operations for MedImmune Vaccines, Inc., as of January 10, 2002.
(2)      Acquisition-related adjustments are the amounts listed in notes (3) through (6) that are related to the company's acquisition of MedImmune Vaccines, Inc.
(3)      Consists of $0.7 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $1.7 million for retention payments; and $1.3 million for stock compensation expense for acceleration of stock options in connection with a retention plan.
(4)      Consists of $2.5 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $0.5 million for retention payments; and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.
(5)      Consists of $2.8 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $2.2 million for retention payments; and $1.3 million for stock compensation expense for acceleration of stock options in connection with a retention plan.
(6)      Consists of $0.5 million, relating to the amortization of premium on MedImmune Vaccines' Convertible Subordinated Notes.

MedImmune, Inc.
Adjusted Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

                                                           Year Ended December 31, 2002                Year Ended
                                                               Acquisition-related                 December 31, 2001
                                                   Historical(1)  Adjustments(2)      Adjusted         Historical
                                                   ------------- --------------     -----------      --------------
Revenues:
     Product sales                                   $   785,961   $        -       $   785,961         $   579,529
     Other revenue                                        61,778            -            61,778              39,150
                                                     -----------   ----------        ----------         -----------
                                                         847,739            -           847,739             618,679
                                                     -----------   ----------        ----------         -----------
Costs and expenses:
     Cost of  sales                                      200,927            -           200,927             138,707
     Research and development                            144,150       (9,386)(3)       134,764              82,985
     Selling, general and administrative                 299,323      (11,857)(4)       287,466             194,841
     Other operating expenses                            100,029      (20,815)(5)        79,214               9,606
     Acquired in-process research and development      1,179,321    1,179,321)(7)             -                 -
                                                     -----------   -----------      -----------         -----------
                                                       1,923,750   (1,221,379)          702,371             426,139
                                                     -----------   -----------      -----------         -----------

Interest income, net                                      40,245       (1,818)(6)        38,427              35,926
Loss on investment activities                            (14,074)            -          (14,074)                  -
                                                     -----------     ---------      -----------         -----------
(Loss) earnings before income taxes                   (1,049,840)    1,219,561          169,721             228,466
Provision for income taxes                                48,175        14,972           63,147              79,506
                                                     -----------    ----------      -----------         -----------
Net (loss) earnings                                  $(1,098,015)   $1,204,589      $   106,574         $   148,960
                                                     ===========    ==========      ===========         ===========

Basic (loss) earnings per share                      $     (4.40)  $      4.83      $      0.43         $      0.70
                                                     ===========   ===========      ===========         ===========

Shares used in computing basic (loss) earnings
         per share                                       249,625                        249,625             213,378
                                                     ===========                    ===========         ===========

Diluted (loss) earnings per share                    $     (4.40)  $      4.82      $      0.42         $      0.68
                                                     ===========   ===========      ===========         ===========

Shares used in computing diluted (loss) earnings
         per share                                       249,625                        252,653             220,101
                                                     ===========                    ===========         ===========

Notes:
(1)      Historical results were prepared in accordance with accounting principles generally accepted in the United States of
         America and include the results of operations for MedImmune Vaccines, Inc. as of January 10, 2002.
(2)      Acquisition-related adjustments are the amounts listed in notes (3) through (7) that are related to the company's acquisition of MedImmune Vaccines, Inc.
(3)      Consists of $4.6 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $1.7 million for retention payments; $1.3 million for stock compensation expense for acceleration of stock options in connection with a retention plan; and $1.8 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.
(4)      Consists of $11.1 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $0.5 million for retention payments; and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.
(5)      Consists of $13.2 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $2.2 million for retention payments; $1.3 million for stock compensation expense for acceleration of stock options in connection with a retention plan; and $4.0 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.
(6)      Consists of $1.8 million relating to the amortization of premium on MedImmune Vaccines' Convertible Subordinated Notes.
(7)      Represents the fair value of purchased in-process technology of $1.2 billion, primarily related to MedImmune Vaccines'
         lead product candidate, FluMist, which has not been approved by the FDA.

MedImmune, Inc.
Condensed Consolidated Balance Sheets (1)
(in thousands)

                                                  December 31,              December 31,
                                                          2002                      2001
                                                   -----------               -----------
Assets:
     Cash and marketable securities                $ 1,423,056               $   777,690
     Trade and contract receivables, net               124,172                   127,960
     Inventory, net                                     59,963                    52,691
     Deferred taxes, net                               247,773                   163,641
     Property and equipment, net                       183,992                    95,402
     Goodwill and intangible assets, net               129,245                         -
     Other assets                                       20,088                    19,471
                                                   -----------               -----------
                                                   $ 2,188,289               $ 1,236,855
                                                   ===========               ===========
Liabilities and shareholders' equity:
     Accounts payable                              $    19,773               $     5,873
     Accrued expenses                                  231,407                   160,154
     Other liabilities                                  37,669                    17,011
     Long term debt                                    222,206                     9,544
     Shareholders' equity                            1,677,234                 1,044,273
                                                   -----------               -----------
                                                   $ 2,188,289               $ 1,236,855
                                                   ===========               ===========
Common shares outstanding                              251,262                   214,484
                                                   ===========               ===========

Note:
(1) Certain prior year amounts have been reclassified to conform to the current presentation.